                                    Exhibit 10.1

Prepared for: Oriental Bank Oriental Center, 15th Floor San Juan, PR 00918 Order Form Reference: 37800 Order Form Effective Date: 5/30/2018	Fidelity Information Services, LLC 601 Riverside Avenue Jacksonville, FL 32204-2946

This is an amendment (“Amendment”) to the Technology Outsourcing Agreement dated as of January 26, 2007 (as amended and including any and all addenda, schedules, or attachments thereto, the “Agreement”), by and between Metavante Corporation (“Metavante” or “FIS”) and Oriental Bank (“Customer”).

AMENDMENT DETAIL

1.       Substitution of Customer Party.  FIS hereby accepts the assignment by OFG Bancorp of all of its rights and obligations pursuant to the Agreement to Customer, and FIS hereby releases OFG Bancorp from any and all of its obligations set forth in the Agreement.

2.       Term Extension. The Initial Term of the Agreement is hereby extended through May 31, 2026.

a.        Notwithstanding the foregoing, the Initial Term of the Services set forth in Table 1 below (the “Expiring Services”) will expire on May 31, 2019 (the “Expiration Date”).  The Expiring Services shall automatically renew until May 31, 2020 (the “Second Expiration Date”), unless Customer notifies FIS of Customer’s decision not to renew any or all such Expiring Services at least one hundred eighty (180) days prior to the Expiration Date.  The Expiring Services shall renew until May 31, 2026 only if Customer notifies FIS of Customer’s decision to renew any or all such Expiring Services at least one hundred eighty (180) days prior to the Second Expiration Date.  Termination of the Expiring Services, other than at the Expiration Date or the Second Expiration Date, remains subject to the payment of the Termination Fee in accordance with the terms of the Agreement. *The information in this sentence is intentionally omitted because confidential treatment has been requested pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The omitted information has been filed separately with the U.S. Securities and Exchange Commission. The Discount Payback will be calculated by using the fees for the Expiring Services as of May 2018 as the baseline for such calculation. Each May the parties will apply annual increases made pursuant to the fees for the Expiring Services to Section 5.6 of the Agreement and apply the actual volumes applicable to the Expiring Services to set the new baseline for the Discount Payback. A sample calculation of the Discount Payback will be mutually agreed upon by the parties within thirty (30) days of the full execution of this Amendment.

b.

TABLE 1
Sales and Service (with the exception of TellerInsight)
Consumer eBanking
Mobile Banking
Global Funds Transfer - eGFTs
Document Processing Services - FOS
Loan Back Office Services
Credit Card Processing (Base 2000)

3.       Replacement of Pricing. The fees set forth on the pricing attachment attached hereto shall replace the fees for the same or substantially similar Services originally set forth in the Services and Charges Schedule to the Agreement.

4.       If Metavante offers pilot/early adopter programs for New Services, and Metavante deems the Customer to be a likely purchaser of said Services, then Metavante will offer to Customer an opportunity to participate in those pilot/early adopter programs.

5.       If Customer contemplates the future purchase of any hardware, software, services, products, or the like, and FIS has previously notified Customer in writing that it provides such hardware, software, services, products or the like directly (and not as a reseller), then Customer shall consider FIS as its primary provider of such hardware, software, services, products, and the like and shall provide FIS with priority treatment in the course of such purchasing decisions.

6.       FIS will make available to Customer personnel the following expertise at the fees set forth in the pricing attachment; the services provided by such individuals may not be terminated or cancelled for the duration of the Agreement:

a.        Portfolio Manager. FIS’s Portfolio Manager will possess extensive knowledge of FIS business solutions along with experience in program/project management. The Portfolio Manager will serve as a single point of contact to coordinate execution of all FIS program/project activities and facilitate resolution of escalated project-related issues with Customer’s Program/Project Coordinator. The Portfolio Manager’s primary responsibilities will be to provide planning, management, coordination and consolidated reporting of all FIS-related development and implementation activities. The Portfolio Manager will engage with Customer’s executives and the FIS Managing Director to understand the Customer’s strategic goals and align those goals with FIS product roadmaps and project delivery.

b.       Solution Architect. The FIS Solution Architect will design and assist with implementation of the Solution Design Methodology for enhancements, integrations and implementations, as well as identifying the technology and business process/operations impact of potential initiatives. The Solution Architect will also help identify areas of scope required to meet business requirements and identify solution approaches best able to meet Customer’s business needs and objectives.

7.       *The information in this sentence is intentionally omitted because confidential treatment has been requested pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The omitted information has been filed separately with the U.S. Securities and Exchange Commission. The Monthly Credit must be used by the Customer in the contract year in which it was issued. Accumulated and unapplied Monthly Credits will be repaid by Customer to Metavante at the end of the corresponding contract year. Customer shall repay such amount in full within five (5) Business Days if and when Customer terminates the Agreement prior to the end of the Initial Term, unless the Agreement is terminated by Customer pursuant to Section 8.2 (titled “For Cause”), Section 8.3 (titled “For Insolvency”), Section 8.5 (titled “Change in Control”), or Section 8.6 (titled “Cease and Desist Order”) thereof.

8.       *The information in this paragraph is intentionally omitted because confidential treatment has been requested pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The omitted information has been filed separately with the U.S. Securities and Exchange Commission.

9.       Section 5.6 of the Agreement is deleted in its entirety and replaced with the following:

*The information in this sentence is intentionally omitted because confidential treatment has been requested pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The omitted information has been filed separately with the U.S. Securities and Exchange Commission. Pricing adjustments for any and all such Services will take effect prospectively on the first day of January of each year during the Term.

10.    Section 10.2(A) of the Agreement is deleted in its entirety and replaced with the following:

A.       Customer shall defend Metavante and its officers, employees, directors, agents and shareholders (collectively, the “Metavante Indemnitees”), in their individual capacities or otherwise, from and against any and all Claims (as defined in this Section 10.2(A)) asserted by a third party (other than a Metavante Indemnitee or an Affiliate of Metavante) against Metavante, and shall indemnify and hold harmless Metavante from and against any damages, costs, and expenses of such third party awarded against Metavante by a final court judgment or an agreement settling such Claims in accordance with this Section 10.2(A) and Section 10.3.  As used in this Section 10.2(A), the term “Claim” means any action, litigation, or claim by a third party (other than a Metavante Indemnitee or an Affiliate of Metavante) alleging or based on: (i) any personal injury or property damage caused by Customer’s gross negligence or willful misconduct in connection with this Agreement; (ii) Customer’s misuse of a Service, Third Party Service, Software, or Documentation; (iii) inaccurate or incomplete Customer Data provided by or on behalf of Customer; (iv) Customer’s use of a Service, Third Party Service, and/or Software with computer programs or services owned, licensed or provided by someone other than Metavante or an Affiliate of Metavante; (v) Customer’s failure to comply with Legal Requirements, as applicable; (vi) Customer’s failure to comply with the terms of any third party service agreement accepted by Customer; (vii) any claim of libel, violation of privacy rights, unfair competition or infringement of any patent, trademark, service mark, copyright or other intellectual property; (viii) any circumstance, event or activity set forth in any of the Subsections 10.2(B) (a) – (e); or (ix) any claim, action or suit by a Customer Indemnitee (as defined below).

11.    Section 10.2(B) of the Agreement is deleted in its entirety and replaced with the following:

B.       Metavante shall defend Customer and its officers, employees, directors, agents and shareholders (collectively, the “Customer Indemnitees”), in their individual capacities or otherwise, from and against any and all Claims (as defined in this Section 10.2(B)) asserted by a third party (other than a Customer Indemnitee or an Affiliate of Customer) against Customer, and shall indemnify and hold harmless Customer from and against any damages, costs, and expenses of such third party awarded against Customer by a final court judgment or an agreement settling such Claims in accordance with this Section 10.2(B) and Section 10.3.  As used in this Section 10.2(B), the term “Claim” means any action, litigation, or claim by a third party (other than a Customer Indemnitee or an Affiliate of Customer) alleging or based on: (i) any personal injury or property damage caused by Metavante’s gross negligence or willful misconduct in connection with this Agreement; (ii) Metavante’s failure to comply with all federal laws, rules and regulations applicable to Metavante as a provider of a Service; or (iii) that a Service, New Service, Software, Documentation or User Manual infringes any patent, trademark, service mark, copyright or other intellectual property; provided, however, that Metavante shall not be liable for (and Customer shall indemnify Metavante against) any infringement or alleged infringement that results, in whole or in part, from: (a) use of a Service or Software in a manner or for a purpose not specifically described in the Agreement (including the Addenda and Schedules) or Documentation provided that the Agreement or Documentation specifically describes the manner in which or purpose for which a Service or Software may be used; (b) use of a Service or Software in combination with computer programs, processes, hardware, software, data, systems, or services owned, licensed or provided by someone other than Metavante or an Affiliate of Metavante that do not meet written specifications provided by Metavante or an Affiliate of Metavante; (c) Customer’s products or services to the extent such products and services are not directly passed through by Customer from Metavante to Customer’s clients; (d) modification, change, amendment, customization, or adaptation of any Service or Software not made wholly by Metavante; or (e) Customer’s failure to implement corrections or changes provided by Metavante in writing to Customer. If a claim of infringement has been asserted, or in Metavante’s opinion is about or likely to be asserted, Metavante may, at its option either: (1) procure for Customer the right to continue using the Service or Software; (2) replace or modify the Service or Software so that it becomes non-infringing; (3) to the extent none of the other remedies set forth in this Section 10.2(B) are available, terminate the applicable Service, Software, or SOW and refund all pre-paid fees and any other amounts covering future use of the Service or Software; and/or (4) defend the action on Customer’s behalf and pay any and all associated damages, costs, and expenses; provided, however, that in any such circumstances, Metavante shall indemnify the Customer Indemnitees as provided in this Section 10.2(B).

12.    Section 11.1 of the Agreement is amended to replace all references to “five (5) Business Days” with “thirty (30) Business Days”.

13.    Section 16.8 of the Agreement is deleted in its entirety and replaced with “Intentionally omitted”.

14.    Section 17.2 of the Agreement is deleted in its entirety and replaced with the following:

17.2 Venue and Jurisdiction. Any dispute, difference, controversy or claim arising out of or relating to the Agreement shall be settled by final and binding arbitration before a single arbitrator mutually agreed upon by the parties, in Jacksonville, Florida, in accordance with the Commercial Arbitration Rules (including Procedures for Large, Complex Commercial Disputes) of the American Arbitration Association.  The arbitrator shall be a practicing attorney or retired judge with at least fifteen years total working experience as such.  The decision or award of the arbitrator shall be final, and judgment upon such decision or award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such decision or award and an order of enforcement.  The arbitrator shall decide any issues submitted in accordance with the provisions and commercial purposes of this Agreement, and shall not have the power to award damages other than those described in this Agreement.

15.    Section 17.6 of the Agreement is amended to delete the address for notices set forth therein and replace it with the following:

In the case of Customer:  Oriental Bank

                                             P.O. Box 195115

                                             San Juan, PR 00919-5115

                                             Attn: Chief Operating Officer

                                             or

                                             Oriental Bank

                                             254 Muñoz Rivera Avenue, 15th Floor

                                             San Juan, PR 00918

                                             Attn: Chief Operating Officer

                                             With a copy to General Counsel

In the case of Metavante: Metavante Corporation

                                              601 Riverside Avenue

                                              Jacksonville, FL 32204

                                               With a copy to General Counsel

All terms of the Agreement not amended by this Amendment remain in full force and effect. All fees will be settled or paid as described in the Agreement unless otherwise specified in this Amendment or the pricing attachment. In the event of a conflict or inconsistency between this Amendment and the Agreement, this Amendment controls. Capitalized words not defined in this Amendment shall have the same meaning as in the Agreement.

ORIENTAL BANK	Metavante Corporation
Signature: /s/ Ganesh Kumar	Signature: /s/ Matthew Egan
Name: Ganesh Kumar	Name: Matthew Egan
Title: SEVP & COO	Title: Accounting Manager
Date: 31 May 2018	Date: 6/12/2018 │ 15:32 PDT

PRICING ATTACHMENT

ORIENTAL BANK

REVISED: MAY 31, 2018

PROPOSAL OF FEES FOR CONTRACTED SERVICES

*The information in this attachment, which consists of forty pages, is intentionally omitted because confidential treatment has been requested pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The omitted information has been filed separately with the U.S. Securities and Exchange Commission